Exhibit 99.1

Monster Digital and Innovate Biopharmaceuticals Enter into
Letter of Intent regarding Reverse Merger

Monster Digital and Innovate Biopharmaceuticals Enter into Letter of Intent regarding Reverse Merger SIMI VALLEY, CA (Marketwired - June 19, 2017) – Monster Digital, Inc. (Nasdaq: MSDI) (“Monster Digital”), today announced that it has entered into a non-binding letter of intent (“LOI”) which contemplates a proposed reverse merger (“Merger”) with Innovate Biopharmaceuticals, Inc. (“Innovate”).

The LOI contemplates execution of a merger agreement (the “Merger Agreement”) whereby the security holders of Innovate would receive Monster Digital securities in the Merger, in exchange for securities held in Innovate. Following the closing (the “Closing”) of the anticipated Merger, Innovate would become a wholly owned subsidiary of Monster Digital, and Monster Digital, as the surviving company, would be renamed “Innovate Biopharmaceuticals, Inc.” The common stock of the combined company would continue to trade on the Nasdaq Capital Market under a new symbol to reflect the name change.

For purposes of determining the exchange rate used to calculate the number of Monster Digital common shares that would be issued to Innovate’s stockholders, the LOI provides that Innovate would have a deemed valuation of $60 million fully diluted by all of its outstanding shares of common stock and outstanding options and warrants, and Monster Digital would have a deemed valuation of $6 million fully diluted by all outstanding shares of its common stock, but excluding currently outstanding (i) warrants issued in connection with its initial public offering and (ii) warrants and options having a per share exercise price of $5.00 and above, such valuation to be reduced by any liabilities of Monster Digital assumed by Innovate at the Closing. Monster Digital’s deemed valuation would be adjusted based on a net cash calculation prior to closing, which could be a negative number to the extent its liabilities exceed its cash and cash equivalents on hand at such time.

Based on these relative valuations (without adjustment), we anticipate that the security holders of Innovate and Monster Digital would hold approximately 90.90% and 9.10%, respectively, of the combined company, subject to proportional dilution for anticipated financing in connection with the closing of the Merger as referenced in the following paragraph.

Completion of the Merger is subject to the negotiation of a definitive Merger Agreement and related documentation, approval of the Merger by Monster Digital’s Board of Directors and stockholders, approval of the continued listing by Nasdaq of Monster Digital common stock on the Nasdaq Capital Market on a post-Merger basis (which is anticipated to require raising additional financing in connection with the closing of the Merger), and satisfaction of other conditions that are to be negotiated as part of the Merger Agreement. Accordingly, there can be no assurance that a Merger Agreement will be entered into or that the proposed Merger will be consummated. Further, readers are cautioned that those portions of the LOI that describe the proposed Merger, including the consideration to be issued therein, are non-binding.

Assuming Monster Digital and Innovate enter into the Merger Agreement, the parties will look to seek shareholder approval from Monster Digital’s stockholders in the third quarter of 2017, subject to SEC staff review of the proxy statement to be filed by Monster Digital for the proposed transaction.

Commenting on the potential Merger, Innovate CEO Christopher P. Prior, Ph.D., stated: "After significantly expanding our pipeline with the addition of the only late-stage drug for celiac disease, I believe the next logical step in our corporate development is having our stock quoted in a public market. We believe that the greater access to capital and overall visibility afforded by operating as a publicly-traded organization should play a role in our ability to advance our clinical pipeline, as well as continue to in-license and develop drugs for autoimmune/inflammation diseases."

Monster Digital CEO David H. Clarke added, "Our Board of Directors and management believe that a merger with Innovate is the best option for our company. Upon a definitive merger agreement being signed and prior to the Closing, we anticipate that the Monster Digital operating business will be sold or spun off into a separate company."

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster and Monster Digital are registered trademarks of Monster Products, Inc. in the U.S. and other countries.

For more information about the Company, please visit http://www.monsterdigital.com

About Innovate Biopharmaceuticals, Inc.

Innovate Biopharmaceuticals is a clinical stage biotechnology company focused on developing novel autoimmune/inflammation medicines.

Innovate’s lead drug candidate, larazotide acetate (INN-202), is the only drug which has successfully met its primary endpoint in an efficacy clinical trial for celiac disease. Larazotide successfully completed the End of Phase 2 Meeting to prepare for Phase 3 clinical trials for larazotide in celiac disease later this year. In clinical studies in more than 800 patients, larazotide has demonstrated a favorable safety profile comparable to placebo, due to its lack of systemic absorption from the small bowel. Larazotide has also received Fast Track designation from the FDA.

We believe that larazotide, a novel oral peptide formulated into a capsule, has a unique mechanism of action which decreases intestinal permeability and regulates tight junctions by reducing antigen trafficking across epithelial cells in the intestines. To our knowledge, larazotide is the only drug in the clinic with this unique mechanism of action of reducing intestinal permeability. Increased intestinal permeability, sometimes referred to as “leaky gut,” has been recognized as a gateway to multiple autoimmune diseases, including celiac disease, irritable bowel syndrome (IBS), inflammatory bowel diseases (IBD: Crohn’s and ulcerative colitis), type 1 diabetes mellitus (T1DM), nonalcoholic steatohepatitis (NASH), chronic kidney disease (CKD) and several others.

Innovate's second therapeutic in clinical development, INN-108, is a novel oral small molecule that will enter Phase 2 trials for the treatment of mild to moderate ulcerative colitis. INN-108 is a prodrug delivery system of two approved drugs that only becomes activated in the colon. The convenience of a liquid oral formulation will be important to children and the aging.

For more information, please visit http://www.innovatebiopharma.com

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements relate to future events, future expectations, plans and prospects. Although Monster Digital believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Monster Digital has attempted to identify forward-looking statements by terminology including "possible," "may," "believe" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include, among others, statements regarding the proposed reverse-merger transaction with Innovate and the mechanism of action and therapeutic effects of larazotide acetate. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2017, and in our Quarterly Report on Form 10-K filed with the Securities and Exchange Commission on May 19, 2017, and in other documents filed by us from time to time with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

Investor Relations:

Monster Digital, Inc.

Vivian Cervantes, PCG Advisory

212-554-5482

vivian@pcgadvisory.com

Innovate Biopharmaceuticals, Inc.

Kendyle Woodard

919-275-1933

investor.relations@innovatebiopharma.com